Exhibit 99.1

April 21, 2009	Page 1

CONTACTS:	Investors	Media
	Robin Washington	Amy Flood
	(650) 522-5688	(650) 522-5643

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES RECORD FIRST QUARTER 2009 FINANCIAL RESULTS

- Record Total Revenues of $1.53 Billion, Up 22 Percent over First Quarter 2008 -

- Record Product Sales of $1.45 Billion, Up 27 Percent over First Quarter 2008 -

- First Quarter EPS of $0.63 per Share -

- First Quarter Non-GAAP EPS of $0.66 per Share -

Foster City, CA, April 21, 2009 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the quarter ended March 31, 2009. Total revenues for the first quarter of 2009 were $1.53 billion, up 22 percent compared to total revenues of $1.26 billion for the first quarter of 2008. Net income attributable to Gilead for the first quarter of 2009 was $589.1 million, or $0.63 per diluted share, including after-tax stock-based compensation expense of $30.3 million. Non-GAAP net income attributable to Gilead for the first quarter of 2009, which excludes after-tax stock-based compensation expense, was $619.4 million, or $0.66 per diluted share. Non-GAAP net income attributable to Gilead for the first quarter of 2008, which excluded after-tax stock-based compensation expense of $26.0 million, was $514.3 million, or $0.53 per diluted share.

Product Sales

Product sales increased 27 percent to a record $1.45 billion for the first quarter of 2009, compared to $1.14 billion in the first quarter of 2008. This was driven primarily by Gilead’s antiviral franchise, including the strong growth in sales of Atripla® (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg), as well as continued growth in sales of Truvada® (emtricitabine/tenofovir disoproxil fumarate).

Antiviral Franchise

Antiviral product sales increased 28 percent to $1.34 billion in the first quarter of 2009 from $1.05 billion for the same quarter in 2008. The increase was driven primarily by sales volume growth of Atripla and Truvada.

•	Truvada

Truvada sales increased 23 percent to $590.4 million for the first quarter of 2009 from $479.4 million in the first quarter of 2008, driven primarily by sales volume growth in the United States and Europe.

•	Atripla

Atripla sales increased 57 percent to $509.9 million for the first quarter of 2009 from $324.2 million in the first quarter of 2008, driven primarily by sales volume growth in the United States and Europe.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

April 21, 2009	Page 2

•	Other Antiviral Products

Other antiviral product sales, including Viread® (tenofovir disoproxil fumarate), Hepsera® (adefovir dipivoxil) and Emtriva® (emtricitabine), decreased one percent to $240.6 million for the first quarter of 2009 from $244.1 million in the first quarter of 2008 as increased Viread product sales from sales volume growth were offset by sales volume decreases in Hepsera product sales.

Letairis

Sales of Letairis® (ambrisentan) for the treatment of pulmonary arterial hypertension increased 95 percent to $39.6 million for the first quarter of 2009 from $20.3 million for the first quarter of 2008, driven primarily by sales volume growth in the United States.

Royalty, Contract and Other Revenues

Royalty, contract and other revenues resulting primarily from collaborations with corporate partners were $82.9 million for the first quarter of 2009, a decrease of 29 percent from $116.8 million in the first quarter of 2008. This decrease was driven primarily by lower Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd (Roche) of $33.2 million in the first quarter of 2009, compared to Tamiflu royalties of $93.4 million in the first quarter of 2008 due to decreased sales related to pandemic planning initiatives worldwide. This decrease was partially offset by the recognition of $23.7 million of previously deferred collaboration payments from a corporate partner as we no longer have substantive ongoing performance obligations.

Research and Development

Research and development (R&D) expenses in the first quarter of 2009 were $188.8 million compared to $155.3 million for the first quarter of 2008. Non-GAAP R&D expenses, which exclude stock-based compensation expense, for the first quarter of 2009 were $171.8 million, compared to $138.4 million for the first quarter in 2008, primarily as a result of higher headcount and increased clinical study activity related to the growth in Gilead’s business.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses in the first quarter of 2009 were $204.0 million compared to $195.0 million for the first quarter of 2008. Non-GAAP SG&A expenses, which exclude stock-based compensation expense, for the first quarter of 2009 were $183.1 million, compared to $177.4 million for the same quarter in 2008, primarily as a result of higher headcount to support the continued growth in Gilead’s business.

Net Foreign Currency Exchange Impact

The net foreign currency exchange impact on first quarter 2009 revenues and pre-tax earnings, which includes revenues and expenses generated from outside the United States, was an unfavorable $22.3 million and $11.7 million, respectively, compared to the first quarter of 2008.

Cash, Cash Equivalents and Marketable Securities

As of March 31, 2009, Gilead had cash, cash equivalents and marketable securities of $3.61 billion compared to $3.24 billion as of December 31, 2008. For the first quarter of 2009, Gilead generated $641.3 million of operating cash flows.

Adoption of New Accounting Pronouncements

On January 1, 2009, Gilead adopted Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) and recorded additional after-tax interest expense for the first quarter of 2009 of $8.3 million. FSP APB 14-1 requires retrospective application upon adoption; therefore, net income attributable to Gilead for the first quarter of 2008 has been adjusted from that which was previously reported to reflect additional after-tax interest expense of $7.8 million.

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April 21, 2009	Page 3

On January 1, 2009, Gilead adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements” (SFAS 160), and reflected the change in presentation of the noncontrolling interest (formerly minority interest) on a retrospective basis in our financial statements.

Corporate Highlights

In February 2009, Gilead announced the promotion of Andrew Cheng, MD, PhD to the newly created role of Senior Vice President, Development Operations. In this role, Dr. Cheng is responsible for Gilead’s biometrics, clinical operations, drug safety and public health, project and portfolio management, and regulatory affairs activities, and will be a member of Gilead’s executive committee.

In March 2009, Gilead announced an agreement to acquire CV Therapeutics, Inc. for $20.00 per share. This transaction, valued at approximately $1.4 billion, closed on April 17, 2009, at which time CV Therapeutics became a wholly-owned subsidiary of Gilead.

Product and Pipeline Update

Antiviral Franchise

In February 2009, Gilead announced preclinical data and results from two Phase I studies for GS 9350, an investigational compound being developed as a pharmacoenhancing agent (“booster”) to increase blood levels and allow once-daily dosing for certain medicines, including Gilead’s investigational HIV integrase inhibitor, elvitegravir. These data were presented during an oral session at the 16th Conference on Retroviruses and Opportunistic Infections in Montreal. Elvitegravir is currently being evaluated in combination with ritonavir-boosted HIV protease inhibitors, in comparison to twice-daily raltegravir, in a Phase III clinical trial among treatment-experienced HIV patients. Gilead has initiated a Phase II study of the complete single-tablet fixed-dose regimen containing elvitegravir, GS 9350 and Truvada in treatment-naïve patients in April of this year.

Cardiovascular Franchise

In March 2009, Gilead announced that it had begun enrolling patients in a Phase II clinical trial of cicletanine hydrochloride, an oral agent in development for the treatment of pulmonary arterial hypertension.

Respiratory Franchise

In February 2009, Gilead announced that it had received a response from the U.S. Food and Drug Administration (FDA) to its appeal, submitted under the formal Dispute Resolution process, regarding the agency’s Complete Response Letter for its New Drug Application (NDA) for aztreonam for inhalation solution. In its review under the Dispute Resolution process, the FDA reiterated its position outlined in the Complete Response Letter, including the need for Gilead to conduct an additional clinical study of aztreonam for inhalation solution before the company can resubmit its NDA.

In March 2009, Gilead announced that the Committee for Medicinal Products for Human Use, the scientific committee of the European Medicines Agency, had adopted a negative opinion on the company’s Marketing Authorisation Application for aztreonam lysine 75 mg powder and solvent for nebuliser solution in the European Union.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will host a conference call and a simultaneous webcast to discuss the results of its first quarter of 2009. During this call/webcast, Gilead’s management will discuss the company’s first quarter of 2009 results and provide a general business update. The webcast will be available live via the internet by accessing Gilead’s website at www.gilead.com. To access the webcast, please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-800-901-5259 (U.S.) or 1-617-786-4514 (international) and dial the participant passcode 58961103 to access the call.

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April 21, 2009	Page 4

A replay of the webcast will be archived on the company’s website for one year, and a phone replay will be available approximately two hours following the call through April 24, 2009. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 42508678.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP net income attributable to Gilead and net income attributable to Gilead per diluted share for the three months ended March 31, 2009 and 2008 are presented excluding the after-tax impact of stock-based compensation expense and have been adjusted for the application of APB 25 in computing non-GAAP dilutive securities. Non-GAAP R&D expenses and SG&A expenses for the three months ended March 31, 2009 and 2008 are presented excluding the impact of stock-based compensation expense. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under United States generally accepted accounting principles.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead’s ability to sustain growth in revenues for its antiviral and cardiovascular franchises; unpredictable variability of Tamiflu royalties and the strong relationship between this royalty revenue and global pandemic planning and supply; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products, including GS 9350, a single-tablet fixed-dose regimen containing elvitegravir, GS 9350 and Truvada, cicletanine hydrochloride or aztreonam for inhalation solution; Gilead’s ability to successfully commercialize any products that receive regulatory approvals; Gilead’s ability to successfully develop its respiratory and cardiovascular franchises; initiating and completing clinical trials may take longer or cost more than expected; fluctuations in the foreign exchange rate of the U.S. dollar that may reduce or eliminate the favorable foreign currency exchange impact on Gilead’s future revenues and pre-tax earnings; our ability to consummate additional purchases under our share repurchase program due to changes in our stock price, corporate or other market conditions; risks and uncertainties related to Gilead’s ability to successfully integrate the products and employees of Gilead and CV Therapeutics, including its ability to increase sales of CV Therapeutics’ approved products and its ability to advance pipeline programs; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market-specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2008 and its subsequent Current Reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Truvada, Viread, Hepsera, AmBisome and Letairis are registered trademarks of Gilead Sciences, Inc.

Atripla is a registered trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

April 21, 2009	Page 5

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenues:
Product sales	$1,447,580	$1,141,306
Royalty, contract and other revenues	82,880	116,846

Total revenues	1,530,460	1,258,152

Costs and expenses:
Cost of goods sold (1)	329,414	239,848
Research and development (1)	188,779	155,301
Selling, general and administrative (1)	203,951	194,957

Total costs and expenses	722,144	590,106

Income from operations	808,316	668,046
Interest and other income, net	4,159	22,700
Interest expense (2)	(16,671)	(16,001)

Income before provision for income taxes	795,804	674,745
Provision for income taxes (1)(2)	209,227	188,320

Net income (3)	586,577	486,425
Net loss attributable to noncontrolling interest (3)	2,535	1,875

Net income attributable to Gilead (3)	$589,112	$488,300

Net income per share attributable to Gilead common stockholders - basic (3)	$0.65	$0.53

Net income per share attributable to Gilead common stockholders - diluted (3)	$0.63	$0.51

Shares used in per share calculation - basic	909,780	928,104

Shares used in per share calculation - diluted	942,479	966,554

Notes: (1) Stock-based compensation expense included in the respective captions of the condensed consolidated statements of income shown above is as follows:
	Three Months Ended March 31,
	2009	2008
Stock-based compensation expense:
Cost of goods sold	$3,254	$1,694
Research and development	16,955	16,895
Selling, general and administrative	20,836	17,547
Income tax effect	(10,757)	(10,135)

Total stock-based compensation expense, net of tax	$30,288	$26,001

(2)    On January 1, 2009, Gilead adopted FSP APB 14-1 on a retrospective basis for its convertible senior notes and recorded additional after-tax interest expense of $8.3 million, net of a tax benefit of $5.3 million, for the three months ended March 31, 2009, and reflected additional after-tax interest expense of $7.8 million, net of a tax benefit of $5.1 million, for the three months ended March 31, 2008.

(3)    On January 1, 2009, Gilead adopted SFAS 160 and presented on a retrospective basis its noncontrolling interest (formerly minority interest) as net loss attributable to noncontrolling interest which is a component of consolidated net income.

April 21, 2009	Page 6

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in thousands, except per share amounts)

Included below is a reconciliation of GAAP net income attributable to Gilead and diluted per share amounts as reported in the attached press release. Non-GAAP net income attributable to Gilead and net income attributable to Gilead per diluted share for the three months ended March 31, 2009 and 2008 are presented excluding the after-tax impact of stock-based compensation expense and have been adjusted for the application of APB 25 in computing non-GAAP dilutive securities. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under GAAP.

	Three Months Ended March 31,
	2009	2008
Net income attributable to Gilead (GAAP)	$589,112	$488,300
Stock-based compensation expense, net of tax	30,288	26,001

Net income attributable to Gilead (Non-GAAP)	$619,400	$514,301

Shares used in per share calculation - diluted (GAAP)	942,479	966,554
Dilutive securities	799	2,121

Shares used in per share calculation - diluted (Non-GAAP)	943,278	968,675

Net income per share attributable to Gilead common stockholders - diluted (GAAP)	$0.63	$0.51

Net income per share attributable to Gilead common stockholders - diluted (Non-GAAP)	$0.66	$0.53

April 21, 2009	Page 7

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$3,608,889	$3,239,639
Accounts receivable, net	1,068,000	1,023,397
Inventories	936,727	927,868
Property, plant and equipment, net	679,437	528,799
Other assets (2)	1,226,861	1,217,128

Total assets	$7,519,914	$6,936,831

Current liabilities	$1,261,797	$1,220,992
Long-term liabilities (2)(3)	1,240,834	1,250,256
Stockholders’ equity (2)(3)	5,017,283	4,465,583

Total liabilities and stockholders’ equity	$7,519,914	$6,936,831

Note:

(1)	Derived from audited consolidated financial statements at that date adjusted for retrospective application of FSP APB 14-1 and SFAS 160 per notes 2 and 3 below.

(2)	On January 1, 2009, Gilead adopted FSP APB 14-1 on a retrospective basis for its convertible senior notes. As of December 31, 2008, the retrospective adoption of FSP APB 14-1 decreased deferred tax assets and debt issuance costs included in other assets by an aggregate of $81.7 million, decreased convertible senior notes included in long-term liabilities by $201.8 million, and increased total stockholders’ equity by $120.1 million after a charge of $82.6 million to retained earnings.

(3)	On January 1, 2009, Gilead adopted SFAS 160 and reclassified its noncontrolling interest (formerly minority interest) of $193.0 million from liabilities to stockholders’ equity on a retrospective basis.

April 21, 2009	Page 8

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2009	2008
		(Note 1)
Antiviral products:
Truvada – U.S.	$280,997	$238,532
Truvada – Europe	278,440	218,367
Truvada – Other International	30,916	22,486

	590,353	479,385

Atripla – U.S.	374,132	306,485
Atripla – Europe	124,779	14,195
Atripla – Other International	10,972	3,537

	509,883	324,217

Viread – U.S.	69,589	63,068
Viread – Europe	65,331	65,716
Viread – Other International	25,685	23,883

	160,605	152,667

Hepsera – U.S.	25,652	31,275
Hepsera – Europe	38,917	48,463
Hepsera – Other International	8,145	3,284

	72,714	83,022

Emtriva – U.S.	3,630	3,838
Emtriva – Europe	2,354	2,581
Emtriva – Other International	1,250	1,970

	7,234	8,389

Total Antiviral products – U.S.	754,000	643,198
Total Antiviral products – Europe	509,821	349,322
Total Antiviral products – Other International	76,968	55,160

	1,340,789	1,047,680

AmBisome	64,271	71,028
Letairis	39,580	20,337
Other products	2,940	2,261

	106,791	93,626

Total product sales	$1,447,580	$1,141,306

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.